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EXHIBIT 23.1

      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement on Form S-8 for North American Resorts, Inc. 2000 NonQualifying Stock Option Plan of our report dated April 26, 2000, relating to the balance sheet of North American Resorts, Inc. as of December 31, 1999 and 1998 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1999 and 1998, respectively, which report appears in the 1999 Annual Report on Form 10-KSB of North American Resorts, Inc.


                                   /s/ S. W. Hatfield, CPA
                                   S. W. HATFIELD, CPA

Dallas, Texas
June 29, 2000